WARRANT AGREEMENT

NATURAL GAS SYSTEMS, INC.

THIS WARRANT AGREEMENT (this “Agreement”) is made and entered into as of February, ___, 2005, between Natural Gas Systems, Inc., a Nevada corporation (the “Company”), and Prospect Energy Corporation, a Maryland Corporation (“Holder”). Terms not defined herein shall have the meaning defined in the Loan Agreement (defined below).

R E C I T A L S

WHEREAS, the Company proposes to issue to Holder a maximum of SEVEN HUNDRED TWENTY THOUSAND (720,000) warrants (the “Warrants”), each such Warrant entitling the holder thereof to purchase one share of common stock, .001 par value, of the Company (the “Shares” or the “Common Stock”). Initially, the Holder shall be granted 450,000 Warrants. The Company shall deliver additional Warrants under this Agreement in the amount of One (i) Warrant for every Six and two thirds ($6.666667) dollars of additional drawdowns on the Loan in excess of the initial $3,000,000 Advance on the date of each such additional drawdown (so if the full additional $1,800,000 is drawn, then warrants for 270,000 shares);

WHEREAS, the Warrants which are the subject of this Agreement will be issued by the Company to Holder as additional consideration related to a Secured Loan Agreement, attached hereto as Exhibit B, made by the Company to the Holder (the “Loan Agreement”);

WHEREAS, the Shares issuable upon the exercise of the Warrants herein shall be subject to the Registration Rights Agreement (defined below), attached hereto as Exhibit C, between the Company and the Holder; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

A G R E E M E N T

1. Warrant Certificates. The warrant certificates to be delivered pursuant to this Agreement (the “Warrant Certificates”) shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Warrant Agreement.

2. Right to Exercise Warrants. Each Warrant may be exercised, in whole or in part, from the date of this Agreement until 11:59 P.M. (Eastern Standard Time) on the date that is five (5) years after the date of this Agreement (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall expire.

Each Warrant shall entitle its holder to purchase from the Company one share of Common Stock (each an “Exercise Share”) at an exercise price of Seventy Five Cents ($0.75) per share, subject to adjustment as set forth below (“Exercise Price”).

The Company shall not be required to issue fractional shares of Common Stock upon the exercise of this Warrant or to deliver Warrant Certificates which evidence fractional shares of capital stock. In the event that a fraction of an Exercise Share would, except for the provisions of this paragraph 2, be issuable upon the exercise of this Warrant, the Company shall pay to the Holder exercising the Warrant an amount in cash equal to such fraction multiplied by the current market value of the Exercise Share. For purposes of this paragraph 2, the current market value shall be determined as follows:

(a) if the Shares are traded in the over-the-counter market and not on any national securities exchange and not in the NASDAQ Reporting System, the average of the mean between the last bid and asked prices per share, as reported by the National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, for the last business day prior to the date on which the Warrant is exercised, or, if not so reported, the average of the closing bid and asked prices for a Share as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company and Holder for that purpose.

(b) if the Shares are listed or traded on a national securities exchange or in the NASDAQ Reporting System, the closing price on the principal national securities exchange on which they are so listed or traded or in the NASDAQ Reporting System, as the case may be, on the last business day prior to the date of the exercise of the Warrant. The closing price referred to in this Clause (b) shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case on the national securities exchange on which the Shares are then listed or in the NASDAQ Reporting System; or

(c) if no such closing price or closing bid and asked prices are available, as determined by the Holder and the Board of Directors of the Company.

3. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed prior to the Expiration Date, the Company shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest.

4. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation to issue Exercise Shares upon exercise of Warrants, the full number of Exercise Shares deliverable upon the exercise of all outstanding Warrants.

The Company covenants that all Exercise Shares which may be issued upon exercise of Warrants will be validly issued, fully paid and non-assessable outstanding Shares of the Company.

5. Rights of Holder. The Holder shall not, by virtue of anything contained in this Warrant Agreement or otherwise, prior to exercise of this Warrant, be entitled to any right whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company of any other matter.

6. Investment Intent; Accredited Investor. Holder represents and warrants to the Company that Holder is acquiring the Warrants for investment purposes and with no present intention of distributing or reselling any of the Warrants. Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Act”).

7. Certificates to Bear Legend. The Warrants and the certificate or certificates therefore shall bear the following legend by which each holder shall be bound:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANS-FERRED WITHOUT AN EFFECTIVE REGIS-TRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL, REASON-ABLY SATISFACTORY TO THE COR-PORATION AND ITS COUN-SEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Exercise Shares and the certificate or certificates evidencing any such Exercise Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.”

Certificates for Warrants or Exercise Shares, as the case may be, without such legend shall be issued if such Warrants or Exercise Shares are sold pursuant to an effective registration statement under the Act or if the Company has received an opinion from counsel reasonably satisfactory to counsel for the Company that such legend is no longer required under the Act.

8. Adjustment of Number of Shares and Class of Capital Stock Purchasable. The number of Exercise Shares and class of capital stock purchasable under this Warrant are subject to adjustment from time to time as set forth in this Section 8.

(a) Adjustment for Change in Capital Stock. If the Company:

(i)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock then the number and classes of Exercise Shares purchasable upon exercise of each Warrant in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised may receive the number and classes of shares of capital stock of the Company which such holder would have owned immediately following such action if such holder had exercised the Warrant immediately prior to such action.

For a dividend or distribution the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

If after an adjustment the holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock. After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the Exercise Shares in this Agreement.

(b) Consolidation, Merger or Sale of the Company. If the Company is a party to a consolidation, merger, transfer of assets or any other business combination which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company’s obligations under this Agreement. Upon consummation of such transaction, the Warrants shall auto-matically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or business combination if the holder had exercised the Warrant immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Warrant to, concurrently with the consummation of such transaction, assume the Company’s obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 8. The provisions of this Section 8(b) shall similarly apply to successive reclassifications, reorganizations, consolidations, mergers or other business combinations.

9. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or Holder shall bind and inure to the benefit of their respective successor and assigns hereunder.

10. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all proposes be deemed to be an original, and such counterparts shall together constitute by one and the same instrument.

11. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand or mailed by certified mail, postage prepaid, return receipt requested, addressed as follows: if to the Company: Natural Gas Systems, Inc., Two Memorial City Plaza, 820 Gessner, Suite 1340. Houston, TX  77024 , Attention: Chief Executive Officer, and to the Holder: at the address of the Holder appearing on the books of the Company or the Company’s transfer agent, if any.

Either the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph 11.

12. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any Holders in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. Except as set forth in the immediately preceding sentence, this Agreement may not be amended without the prior written consent of the Holder.

13. Severability. If for any reason any provision, paragraph or term of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this Agreement shall be deemed to be severable.

14. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed and construed in accordance with the laws of said State.

17. Headings. Paragraphs and subparagraph headings, used herein are included herein for convenience of reference only and shall not affect the construction of this Agreement nor constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

COMPANY Natural Gas Systems, Inc. By: _________________________________ Name: Robert S. Herlin, CEO	HOLDER: Prospect Energy Corporation By: _________________________________ Name: _______________________________